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                                                                    EXHIBIT 10.1

                        SECOND AMENDMENT TO CONSOLIDATED
                        AMENDED AND RESTATED MASTER LEASE

      THIS SECOND AMENDMENT TO CONSOLIDATED AMENDED AND RESTATED MASTER LEASE ("Amendment") is executed and delivered as of this 15th day of June 2005 by and between STERLING ACQUISITION CORP., a Kentucky corporation ("Lessor"), and DIVERSICARE LEASING CORPORATION, a Tennessee corporation ("Lessee").

                                    RECITALS:

      A. Lessor and Lessee have entered into that certain Consolidated Amended and Restated Master Lease dated as of November 8, 2000 to be effective as of October 1, 2000, as amended by that certain First Amendment to Consolidated Amended and Restated Master Lease dated as of September 30, 2001 (as amended, the "Lease"), providing for the amendment, restatement and consolidation of the "Existing Leases" as more particularly described therein.

      B. Lessor and Lessee desire to mutually amend and modify the Lease as more particularly set forth herein.

      C. Lessor and Lessee agree that for and in consideration of the mutual covenants of the parties hereto, and other good and valuable consideration to the parties hereto, the receipt and sufficiency of which is hereby acknowledged and confessed by the parties, and for the benefit which will inure to each party from the execution of this Amendment, Lessor and Lessee hereby agree to amend and modify the Lease as follows, with each amendment and modification to be effective as of the date above.

      The parties agree as follows:

      1. Amendment Definitions. Any capitalized term used but not defined in this Amendment will have the meaning assigned to such term in the Lease.

      2. Capital Improvements. Lessor acknowledges that it has been advised by Lessee that Lessee intends to perform certain capital improvements to the Facilities (the "Capital Improvements"). Lessee shall select the architects, engineers, contractors and subcontractors of its choice to complete the Capital Improvements, subject to the reasonable approval of Lessor. Prior to commencing construction of any Capital Improvements, Lessee shall have (a) submitted complete plans and specifications prepared by such architects to Lessor for Lessor's review and approval at least twenty (20) days before the planned start of construction thereof, (b) obtained Lessor's written approval thereof and, if required, the approval of any Facility Mortgagee (which Lessor shall use its prompt and best efforts to obtain), which approval shall not be unreasonably withheld, conditioned or delayed, and if no response has been received by Lessee within fifteen (15) days after submission of the plans and specifications for approval then such approval shall be deemed to have been given. Lessee shall be

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responsible for the completion of such improvements in accordance with the plans and specifications approved by Lessor, and shall promptly correct any failure with respect thereto.

      All alterations, improvements and additions shall be constructed in a first class, workmanlike manner, in compliance with all Insurance Requirements and Legal Requirements, be in keeping with the character of the Leased Properties and the area in which the Leased Property in question is located and be designed and constructed so that the value of the Leased Properties will not be diminished or and that the primary Intended Use of the Leased Properties will not be changed. All improvements, alterations and additions shall immediately become a part of the Leased Properties.

      Any Capital Improvements made by Lessee pursuant to this Paragraph 2, other than expenditures for additions (as defined in the definition of Qualified Capital Expenditures), the cost of which Capital Improvements are not paid for by Lessor as part of the Improvement Allowance in accordance with Paragraph 3, below, shall be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the Facilities and for measuring compliance with the obligations of Lessee set forth in Section 8.3 of the Lease.

      In connection with any alteration which involves the removal, demolition or disturbance of any asbestos-containing material, Lessee shall cause such removal, demolition or disturbance to be performed in accordance with, and shall carry out such asbestos monitoring and maintenance program with respect thereto as may be required by, all applicable Legal Requirements.

      Anything herein or in the Lease to the contrary notwithstanding, in the event of any conflict or inconsistency between this Paragraph 2 and Section 10.1 of the Lease, the terms and provisions of this Paragraph 2 shall be deemed to control and govern the approval and construction of the Capital Improvements.

      3. Tenant Improvement Allowance. In connection with the completion of the Capital Improvements, Lessor agrees to make available to Lessee an improvement allowance equal to Five Million and 00/100 Dollars ($5,000,000.00) (the "Improvement Allowance"). The Improvement Allowance shall only be used for the completion of the Capital Improvements. The Improvement Allowance shall be disbursed not more often than monthly and for a minimum amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) per disbursement. The Improvement Allowance shall only be available for Capital Improvements completed on or before December 31, 2006, and the final request for disbursement shall be no later than February 28, 2007. Any qualifying installment of the Improvement Allowance requested by Lessee shall be paid and disbursed by Lessor to Lessee on the first business day of the calendar month (an "Adjustment Month") following the date that is fifteen (15) days after the date Lessor receives written request for payment of such installment from Lessee, so long as such request is accompanied by invoices, sworn statements and lien waivers (partial or full, as applicable) with respect to the work for which such request is made. Lessor and

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Lessee agree to cooperate in good faith in attempting to resolve any disputed portions of any installment payment request. In the event such dispute cannot be so resolved, Lessor and Lessee shall submit the matter to the architect approved by Lessor pursuant to Paragraph 2, above for resolution, whose decision shall be binding on both parties.

      4. Increase in Base Rent. The annual Base Rent payable under the Lease shall be increased by One Hundred Two and 50/100 Dollars ($102.50) per $1,000 of the Improvement Allowance disbursed pursuant to Paragraph 3 above, effective immediately as of the first day of the respective Adjustment Month. The increases in the annual Base Rent as a result of this Paragraph 4 of this Amendment shall be collectively referred to as the "Improvement Allowance Adjustment Amount." Lessor shall provide Lessee with written notice of the then current annual Base Rent, as adjusted by the "Improvement Allowance Adjustment Amount", at or prior to each disbursement made pursuant to Paragraph 3, above. To the extent such written notice of the then current Base Rent is not received by Lessee prior to the payment by Lessee of Base Rent for an Adjustment Month, then Lessee shall include any increased differential in Base Rent with the payment of the following month's installment of Base Rent.

      5. Insurance. Lessor acknowledges that the liability insurance coverage and the malpractice insurance coverage required pursuant to Sections 13.2.4 and
13.2.5 of the Lease, are currently unavailable generally in the nursing home industry at commercially affordable rates and that Lessee currently maintains and has in place general liability and malpractice insurance with single limit coverage of Two Hundred Fifty Thousand Dollars ($250,000.00) per occurrence and Five Hundred Thousand Dollars ($500,000.00) cumulative, with a deductible of Twenty Five Thousand Dollars (25,000.00). Lessor hereby agrees that, the provisions of Sections 13.2.4 and 13.2.5 of the Lease to the contrary notwithstanding, until such time as the insurance coverage required therein is generally available in the nursing home industry at commercially affordable rates, Lessee shall not be required obtain the coverages required therein and Lessor agrees to accept Lessee's current coverage in lieu thereof for the remainder of the Initial Term of the Lease. Lessee shall not be deemed to be in default of the provisions of Article XIII of the Lease as a result thereof. Lessee shall provide Lessor, on an annual basis, information from its insurance carrier and from comparable insurance carriers of the costs of insurance premiums to meet Lessor's insurance requirements. At such time as the premium amounts quoted are commercially affordable, Lessee shall immediately purchase any and all insurance policies necessary to meet the requirements of Sections
13.2.4 and 13.2.5 of the Lease. This provision does not relieve Lessee from its agreement of indemnity under Article XXI of the Lease nor does it modify the provisions thereof. Notwithstanding the foregoing, Lessee acknowledges and agrees that the provisions of this Paragraph 5 shall (i) be applicable only during the Initial Term of the Lease and not any Renewal Term and (ii) not be applicable in the event of any Transfer. Lessee acknowledges and agrees that Lessor shall have the right to (i) require that the Lessee provide the insurance coverages required by the provisions of Sections 13.2.4, and 13.2.5 during any Renewal Term of the Lease and (ii) withhold its consent to any proposed Transfer unless the Transferee

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agrees to provide the insurance coverage required by the provisions of Section
13.2.4 and 13.2.5 of the Lease.

      6. Failure to Pay. In the event Lessor fails to pay Lessee any installment request when and as provided in Paragraph 3, above, and Lessor does not cure such failure within ten (10) days after written notice from Lessee, then Lessee shall have the right to and may set off against and deduct from each one of the next successive monthly installments of Base Rent due under the Lease the amount of such installment payment, together with interest thereon at the Overdue Rate until paid, until such time as the entire amount, together with interest has been paid to Lessee in full. The amount of any such installment request (exclusive of the interest thereon) deducted by Lessee from the monthly installments of Base Rent due under the Lease pursuant to this Paragraph 6 shall be credited against the amount of the Improvement Allowance made available to Lessee hereunder and shall result in a corresponding increase in the Base Rent pursuant to Paragraph 4 of this Amendment.

      7. Execution and Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but when taken together shall constitute one and the same Amendment.

      8. Headings. Section headings used in this Amendment are for convenience of reference only and shall not affect the construction of the Amendment.

      9. Enforceability of Transaction Documents. Except as expressly and specifically set forth herein, the Transaction Documents remain unmodified and in full force and effect. In the event of any discrepancy between any other Transaction Document and this Amendment, the terms and conditions of this Amendment will control and such other Transaction Document is deemed amended to conform hereto.

                            SIGNATURES PAGE FOLLOWS.

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      IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized officers as of the date first above written.

                                     LESSOR:

                                     STERLING ACQUISITION CORP., a Kentucky
                                     corporation

                                     By: /s/ Daniel J. Booth
                                         ---------------------------------------

                                     Name: Daniel J. Booth

                                     Title: Chief Operating Officer

                                     LESSEE:

                                     DIVERSICARE LEASING CORPORATION,
                                     a Tennessee corporation

                                     By: /s/ William R. Council III
                                         ---------------------------------------

                                     Name: William R. Council III

                                     Title: President

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THE STATE OF MARYLAND )

                           :ss
COUNTY OF BALTIMORE   )

This instrument was acknowledged before me on the 15th day of June, 2005, by Daniel J. Booth, the COO of Sterling Acquisition Corp., a Delaware corporation, on behalf of the corporation.

/s/ Judith Jacobs
------------------------------
Notary Public

Baltimore, County, Maryland

My commission expires: May 1, 2008

THE STATE OF TENNESSEE )

                           :ss
COUNTY OF WILLIAMSON   )

This instrument was acknowledged before me on the 15th day of June, 2005, by William R. Council III, the President of Diversicare Leasing Corporation., a Tennessee corporation, on behalf of the corporation.

/s/ Jacqueline S. Reed
------------------------------
Notary Public

Williamson, County

My commission expires: 2/20/2006

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                                 ACKNOWLEDGMENT

      The undersigned consents to the transactions contemplated by this Amendment, ratifies and affirms its Guaranty dated as of November 8, 2000 and acknowledges and agrees that the performance of the Transaction Documents, including the Lease, is secured by its Guaranty on the same terms and conditions in effect prior to this Amendment.

                                     GUARANTORS:

                                     ADVOCAT, INC., a Delaware corporation

                                     By: /s/ William R. Council III
                                         ---------------------------------------

                                     Name: William R. Council III

                                     Title: President

                                     ADVOCAT FINANCE, INC., a Delaware
                                     corporation

                                     By: /s/ William R. Council III
                                         --------------------------------------

                                     Name: William R. Council III

                                     Title: President

                                     DIVERSICARE MANAGEMENT SERVICES
                                     CO.,, a Tennessee corporation

                                     By: /s/ William R. Council III
                                         -------------------------------------

                                     Name: William R. Council III

                                     Title: President

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